UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2011

UNITED COMMUNITY FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

OHIO	0-024399	34-1856319
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 West Federal Street, Youngstown, Ohio	44503-1203
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (330) 742-0500

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 31, 2011, The Home Savings and Loan Company of Youngstown, Ohio (“Home Savings”), a wholly-owned subsidiary of United Community Financial Corp., entered into a Purchase and Assumption Agreement (the “Agreement”) with The Croghan Colonial Bank (“Croghan”), a wholly-owned subsidiary of Croghan Bancshares, Inc., for the sale of four of its western-most branches, located in Fremont, Clyde, Tiffin (Westgate) and downtown Tiffin, Ohio. In the transaction, Croghan will assume all of the deposit liabilities and buy the related fixed assets of the branches. Croghan will pay a premium of 4.0% (or approximately $4.5 million) on all non-jumbo, non-brokered and non-public deposits, which together represent all of the deposits at the branches. In addition, Croghan will acquire performing consumer and residential loans associated with the branches. As of June 30, 2011, there were approximately $111.7 million in deposits and $28.1 million in performing consumer and residential loans at the branches. Croghan anticipates retaining the Home Savings employees at the branches.

The transaction, which is subject to regulatory approvals and certain closing conditions, is expected to be completed during the fourth quarter of 2011. On August 31, 2011, Home Savings issued a press release announcing the transaction, a copy of which is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press release dated August 31, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED COMMUNITY FINANCIAL CORP.

By: /s/ Jude J. Nohra
Jude J. Nohra, General Counsel & Secretary

Date: September 6, 2011